Neuberger Berman Management LLC

605 Third Avenue

New York, NY 10158-3698

Tel 212.476.9000

Contact:

Neuberger Berman Management LLC

Investor Information

(877) 461-1899

NEUBERGER BERMAN REAL ESTATE SECURITIES INCOME FUND INC.

AND NEUBERGER BERMAN INTERMEDIATE MUNICIPAL FUND INC.

ANNOUNCE INITIAL MEASUREMENT PERIODS
UNDER THEIR TENDER OFFER PROGRAMS

NEW YORK, NY, May 15, 2009 – Today, Neuberger Berman Real Estate Securities Income Fund Inc. (AMEX: NRO) and Neuberger Berman Intermediate Municipal Fund Inc. (AMEX: NBH) (each a “Fund” and, collectively, the “Funds”) each announced the initial measurement period under its previously announced semi-annual tender offer program (each, a “tender offer program”). Under each tender offer program, if a Fund’s common stock trades at an average daily discount to net asset value per share (“NAV”) of greater than 10% during a 12-week measurement period, the Fund would conduct a tender offer for between 5% and 20% of its outstanding common stock at a price equal to 98% of its NAV determined on the day the tender offer expires. Each Fund has determined that the initial measurement period shall commence on June 5, 2009 and end on August 28, 2009 (the “Measurement Period”).

Each Fund’s Board of Directors will determine the maximum size of its tender offer should its common stock trade at an average daily discount to NAV during the Measurement Period of greater than 10%. In making that determination, each Fund’s Board would consider, among other things, the then-current market conditions and outlook for the Fund’s portfolio securities, sectors and asset classes, the size of the average daily discount, the potential impact that different size tender offers might have on the Fund’s expense ratio, the potential tax consequences of the tender offer on the Fund and non-tendering stockholders, stockholders’ potential need for added liquidity and the potential impact on the Fund as a whole. Each Board retains the ability, consistent with its fiduciary duty, to opt out of the respective Fund’s tender offer program should circumstances arise that the Board believes could cause a material negative effect on the Fund or its stockholders.

While each of NRO and NBH, along with the other Neuberger Berman closed-end funds, has determined to use the same dates for their initial measurement periods, the dates of future measurement periods under the tender offer programs may, or may not, differ among the funds.

This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of any Fund. The Funds have not commenced the tender offers described in this release. Any tender offer will be made only by an offer to purchase, a related letter of transmittal and other documents that will be filed with the Securities and Exchange Commission (the “SEC”)as exhibits to a tender offer statement on Schedule TO and will be available free of charge at the SEC’s website at http://www.sec.gov and from the Funds. Stockholders of each Fund should read the relevant offer to purchase and tender offer statement on Schedule TO and related exhibits for any tender offer when those documents are filed and become available, as they will contain important information about the tender offers.

Neuberger Berman Management LLC, the Funds’ investment manager, is a subsidiary of Neuberger Berman Holdings LLC, an investment advisory company serving individuals, families, and taxable and non-taxable institutions with a broad range of investment products, services and strategies. Neuberger Berman engages in wealth management services including private asset management, mutual funds, institutional management and alternative investments. For further information about Neuberger Berman please visit www.nb.com.

# # #

Statements made in this release that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in a Fund’s performance, a general downturn in the economy, competition from other closed-end investment companies, changes in government policy or regulation, inability of a Fund’s investment adviser to attract or retain key employees, inability of a Fund to implement its investment strategy, inability of a Fund to manage rapid expansion and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.